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                                                                      EXHIBIT 12

                              THE FINOVA GROUP INC.
            COMPUTATION OF RATIO OF INCOME TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                             (Dollars in Thousands)

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
                                                            Year Ended December 31,
                                               -------------------------------------------------
                                                 1995      1994      1993      1992      1991
                                               -------------------------------------------------
Income (loss) before income taxes              $157,240  $123,771  $ 66,422  $ 50,593  $(37,014)

Add fixed charges:
 Interest expense                               366,822   222,200   123,853   136,107   157,560

 One-third of rent expense                        2,478     2,041     1,387     1,498     1,148
                                               --------  --------  --------  --------  --------
    Total fixed charges                         369,300   224,241   125,240   137,605   158,708
                                               --------  --------  --------  --------  --------

Net income as adjusted                         $526,540  $348,012  $191,662  $188,198  $121,694
                                               --------  --------  --------  --------  --------

Ratio of income to fixed charges                   1.43      1.55      1.53      1.37        --
                                               ========  ========  ========  ========  ========

Preferred stock dividends on a pre-tax basis   $         $         $  2,139  $  2,826  $

    Total combined fixed charges and
      preferred stock dividends                $369,300  $224,241  $127,379  $140,431  $158,708
                                               --------  --------  --------  --------  --------

Ratio of income to combined fixed charges and
 preferred stock dividends                         1.43      1.55      1.50      1.34        --
                                               ========  ========  ========  ========  ========

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